Exhibit 23(ii)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
General Electric Capital Services, Inc.:

We consent to the incorporation by reference in the registration statement (No. 33-7348) on Form S-3 of General Electric Capital Services, Inc., of our report dated February 10, 2006, relating to the statement of financial position of General Electric Capital Services, Inc. and consolidated affiliates as of December 31, 2005 and 2004, and the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2005, and related schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of General Electric Capital Services, Inc. Our report refers to changes in the method of accounting in 2004 and 2003 for variable interest entities.

/s/ KPMG LLP
Stamford, Connecticut
March 3, 2006